As filed with the Securities and Exchange Commission on May 2, 2014

Registration No. 333–

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PUBLIC STORAGE

(Exact Name of Registrant as Specified in its Charter)

Maryland	95-3551121
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

701 Western Avenue Glendale, California	91201
(Address of Principal Executive Offices)	(Zip Code)

Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan

(Full Title of the Plan)

Steven M. Glick

Senior Vice President, Chief Legal Officer and Corporate Secretary

Public Storage

701 Western Avenue

Glendale, California 91201

(818) 244-8080

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑         Accelerated filer ☐         Non-accelerated filer ☐  (Do not check if a smaller reporting company)

Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares of beneficial interest, par value $.10 per share (“Common Shares”)	771,269	$174.57	$134,640,429	$17,342

(1)

Represents additional Common Shares reserved for issuance under the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such undeterminable number of additional Common Shares as may become issuable by reason of any share dividend, share split, recapitalization, reorganization, merger, consolidation, combination or exchanges of shares, or any other similar change affecting the Common Shares. No additional registration fee is included for these shares.

(2)

Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) promulgated under the Securities Act, based upon the average of the high and low sales prices per share of the Common Shares reported on the New York Stock Exchange on April 28, 2014.

PART I

EXPLANATORY STATEMENT

We are filing this registration statement to register an additional 771,269 Common Shares for issuance pursuant to the Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan (the “Plan”). The increase in the number of Common Shares authorized for issuance under the Plan, as well as certain other amendments to the Plan that are described in our definitive proxy materials for our 2014 Annual Meeting of Shareholders, were approved by our shareholders at our 2014 Annual Meeting of Shareholders, held on May 1, 2014. Pursuant to General Instruction E to Form S-8, the contents of the earlier registration statement related to the Plan on Form S-8 filed on July 27, 2007 (File No. 333-144907) are incorporated herein by reference except to the extent supplemented, amended or superseded by the information set forth herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The Securities and Exchange Commission (the “SEC”) allows Public Storage to incorporate by reference the information that Public Storage discloses in its filings with the SEC. Incorporation by reference means that Public Storage can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that Public Storage files with the SEC will automatically update and supersede this information. The following documents previously filed by Public Storage with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the portions of Public Storage’s definitive proxy statement for its 2014 Annual Meeting incorporated by reference therein;

(b)	Current Reports on Form 8-K filed on February 25, 2014, March 12, 2014, April 10, 2014 and May 2, 2014; and
(c)	The description of Public Storage’s common shares of beneficial interest, $0.10 par value per share, contained in our Current Report on Form 8-K12B filed on June 6, 2007.

All documents subsequently filed by Public Storage pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such document. Unless expressly incorporated into this Registration Statement, information “furnished” to the SEC on Form 8-K or through another report or otherwise shall not be incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement. The documents required to be so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement which is not, pursuant to the SEC’s rules, deemed to be “filed” with the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel

The validity of the additional authorized and unissued Common Shares to be issued under the Plan and registered hereby has been passed upon by Steven M. Glick, Senior Vice President, Chief Legal Officer and Corporate Secretary of Public Storage. As of the date hereof, Mr. Glick beneficially owns an aggregate of less than one percent of the outstanding Common Shares.

Item 8.	Exhibits
5.1	Opinion of Steven M. Glick
10.1	Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan, as amended (incorporated by reference to the same-numbered exhibit to our Current Report on Form 8-K filed on May 2, 2014)
23.1	Consent of Ernst & Young LLP
23.2	Consent of Steven M. Glick (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on the 2nd day of May, 2014.

PUBLIC STORAGE

By:	/s/ Ronald L. Havner, Jr.
Ronald L. Havner, Jr.
Chairman of the Board,
Chief Executive Officer and President

Each person whose signature appears below hereby authorizes Ronald L. Havner, Jr. and John Reyes, and each of them, as attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, any amendment, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 2, 2014.

Name	Title
/s/ Ronald L. Havner, Jr.	Chairman of the Board, Chief Executive Officer, President
Ronald L. Havner, Jr.	and Trustee (principal executive officer)
/s/ John Reyes	Senior Vice President and Chief Financial Officer
John Reyes	(principal financial officer and principal accounting officer)
/s/ Tamara Hughes Gustavson	Trustee
Tamara Hughes Gustavson
/s/ Uri P. Harkham	Trustee
Uri P. Harkham
/s/ B. Wayne Hughes, Jr.	Trustee
B. Wayne Hughes, Jr.
/s/ Avedick B. Poladian	Trustee
Avedick B. Poladian
/s/ Gary E. Pruitt	Trustee
Gary E. Pruitt
/s/ Ronald P. Spogli	Trustee
Ronald P. Spogli
/s/ Daniel C. Staton	Trustee
Daniel C. Staton

EXHIBIT INDEX

Exhibit Number	Exhibit Description
5.1	Opinion of Steven M. Glick
10.1	Public Storage 2007 Equity and Performance-Based Incentive Compensation Plan, as amended (incorporated by reference to the same-numbered exhibit to our Current Report on Form 8-K filed on May 2, 2014)
23.1	Consent of Ernst & Young LLP
23.2	Consent of Steven M. Glick (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)